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                                                                   EXHIBIT 10.19

                          AquaPenn Spring Water Company


December 29, 1995

Mr. Matthew J. Suhey
550 Carriage Way
Deerfield, IL  60015

Dear Matt:

Please be advised from our telephone conversations that AquaPenn Spring Water Company is in agreement with you to cap your commissions on an ongoing basis to a total of minimum and maximum of $20,833.33 per month. This would be effective January 1, 1996. It is my understanding, from you, that you will continue to give the same effort on an ongoing basis to service existing accounts and to continue to strive to bring in new accounts. For new accounts that are currently not doing business with AquaPenn Spring Water Company, we will pay any expenses associated with the initial selling of those accounts.

I appreciate very much your consideration to this new arrangement and it will certainly help us reduce our expenses long term in sales and marketing. The above is subject to the Board of Directors approval on February 8, 1996.

Please advise.

With best regards,
/s/ Eddie
------------------------------------
Edward J. Lauth, III President

EJL:tk

/s/ Matthew J. Suhey                                              1/3/96
-----------------------------                        ---------------------------
    *Accepted by:                                                 Date
     Matthew J. Suhey

    *Subject to AquaPenn Spring Water Company, Inc. Board of Directors approval.



        P.O. Box 938. One AquaPenn Drive, Milesburg, Pennsylvania 16853.
                       Phone 814.355.5556.Fax 814.355.7810